Item 77D  Policies with respect to security investment

At a meeting held on May 26, 2004, the Board of Trustees approved changes to certain of the Trust's investment policies in order to expand the investment options available to the Trust as the Trust seeks to achieve its investment objective of high level of current income, consistent with preservation of capital. The Trust's investment policy of investing at least 80% of its total assets in senior loans remains unchanged. The changes to the Trust's investment policies are as follows:

1. The Trust may now invest up to 5% of its total assets in senior loans or other assets, which are denominated in non-
U.S. dollars;

2. The Trust's investments in senior loans now may also include up to 5% of its total assets in senior debt obligations that are in the form of notes in addition to investments in loan agreements, participations and assignments;

3. The Trust's investment policy of investing up to 20% of its total assets in warrants, equity securities and junior debt acquired in connection with the Trust's investments in senior loans has been expanded so that the Trust may invest up to 20% of its total assets in junior debt securities directly and not necessarily in connection with an investment in senior loans and the Trust may also invest in warrants and equity securities directly provided that the Trust must own or acquire a senior loan of the same issuer;

4. The Trust's ability to invest up to 5% of its total assets in structured notes has been clarified to include credit-linked notes and other types of structured investments (referred to collectively as "structured products"). A structured note is a derivative security that has one or more special features, such as an interest rate based on a spread over an index or a benchmark interest rate or other reference indicator, that may or may not correlate to the total rate of return on one or more underlying investments (such as senior loan interests) referenced in such notes. A credit-linked note is a derivative instrument that is a synthetic obligation between two or more parties where the payment of principal and/or interest is based on the performance of some obligation (a reference obligation). Generally, investments in structured products are interests in entities organized and operated for the purpose of restructuring the investment characteristics of underlying investment interests or securities. This generally involves the deposit or purchase of the underlying investments (such as senior loan interests) and the issuance of one or more classes of securities backed by or representing interests in, the underlying investments or referencing an indicator related to such underlying investments. The cash flow or rate of return on the underlying investments may be apportioned among the newly issued classes of securities to create different investment characteristics, such as varying maturities, credit quality, payment priorities and interest rate provisions. The cash flow or rate of return on a structured product may be determined by applying a multiplier to the rate of total return on the underlying investments or referenced indicator. Application of a multiplier is comparable to the use of financial leverage, a speculative technique. Leverage magnifies the potential for gain or the risk of loss. As a result, a relatively small decline in the value of the underlying investments or referenced indicator could result in a relatively large loss in the value of the structured product. Holders of structured products bear risks of the underlying index or reference obligation and are subject to counterparty risk. Structured products where the rate of return is determined by reference to a Senior Loan will be treated as senior loans for the purposes of complying with the Trust's policy of normally investing at least 80% of its total assets in senior loans; and

5. The Trust's ability to invest up to 20% of its total assets in high quality, short-term debt securities with remaining maturities of one year or less has been expanded so that the Trust may also invest in Treasury Inflation Protected Securities ("U.S. TIPS") and other inflation-indexed bonds issued by the U.S. government, its agencies or instrumentalities (and such U.S. TIPS and other inflation-indexed bonds may have any maturity) U.S. TIPS are fixed income securities issued by the U.S. Department of the Treasury, the principal amounts of which are adjusted daily based upon changes in the rate of inflation (currently represented by the non-seasonally adjusted Consumer Price Index for All Urban Consumers. The Trust may purchase U.S. TIPS of other inflation-indexed bonds of any maturity. U.S. TIPS pay interest on a periodic basis, equal to a fixed interest rate applied to the inflation-indexed principal amount. The interest on these bonds is fixed at issuance, but over the life of the bond, this interest may be paid on an increasing or decreasing principal value that has been adjusted for inflation. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed even during a period of deflation. However, because the principal amount of U.S. TIPS would be adjusted downward during a period of deflation, the Trust will be subject to deflation risk with respect to its investments in these securities. In addition, the current market value of the bonds is not guaranteed, and will fluctuate. If the Trust purchases U.S. TIPS in the secondary market whose principal values have been adjusted upward due to inflation since issuance, the Trust may experience a loss if there is a subsequent period of deflation. If inflation is lower than expected during the period the Trust holds a U.S. TIPS, the Trust may earn less on the security than on a conventional bond. The Trust may invest in inflation-indexed securities issued by the U.S. government, its agencies and instrumentalities with other structures or characteristics as such securities become available in the market.